EXHIBIT 99
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PRESS RELEASE

               Gladys N. Partamian                                  Immediately
               Vice President
               (617) 628-4000

                        CENTRAL BANCORP, INC., ANNOUNCES

                         FOURTH STOCK REPURCHASE PROGRAM

     SOMERVILLE, MASSACHUSETTS, December 18, 2000 --- Central Bancorp, Inc. (NASDAQ National Market: CEBK) announced today that its Board of Directors has authorized the Company's fourth stock repurchase program, under which it will acquire up to 84,458 shares of its common stock. This represents 5% of the 1,689,164 shares of common stock currently issued and outstanding.

     Since the adoption of the first buyback program in April 1999, Central Bancorp has repurchased a total of 280,836 shares of its common stock at an average cost of $18.29 per share, representing 14.3% of the common stock issued and outstanding before the repurchase program was initiated.

     Completion of the fourth stock repurchase program is dependent upon market conditions, and there is no guarantee as to the exact number of shares the Company will repurchase. In addition, the timing of stock repurchases may be subject to certain regulatory restrictions.

     John D. Doherty, President & Chief Executive Officer of Central Bancorp, Inc., noted that the Board of Directors and management continue to believe that repurchasing the Company's common stock is an attractive investment, primarily because the stock is trading below its book value, which was $21.76 at September 30, 2000. Mr. Doherty also indicated that the reduction in the amount of outstanding stock is anticipated to benefit the Company's stockholders over the long term by increasing per-share earnings and book value.

     Central Bancorp, Inc., is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices in suburban Boston.


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